                                   Exhibit 12

                      RATIO OF EARNINGS TO FIXED CHARGES


                                                                        Years Ended December 31,
                                                1997            1996            1995              1994            1993
                                           --------------   -------------  ----------------  --------------  ---------------
Fixed Charges:
  Interest Expense (including
    amortization of deferred debt cost)     $     9,525      $    9,414      $     8,747      $     7,276      $    6,444
  Interest Capitalized                            4,650           1,993            1,538              343              --
                                           --------------   -------------  ----------------  --------------  ---------------
         Total Fixed Charges                $    14,175      $   11,407      $    10,285      $     7,619      $    6,444
                                           ==============   =============  ================  ==============  ===============
Earnings:
   Net (loss) before income tax benefit,
     net gain (loss) on real estate sales
     extraordinary items and
     cumulative effect of change in
     accounting principle                   $     27,585     $    16,682     $    10,782      $     5,227      $   (1,196)
   Fixed Charges                                  14,175          11,407          10,285            7,619           6,444
   Capitalized Interest                           (4,650)         (1,993)         (1,538)            (343)             --
                                           --------------   -------------  ----------------  --------------  ---------------
         Total Earnings                     $     37,110      $   26,096     $    19,529      $    12,503      $    5,248
                                           ==============   =============  ================  ==============  ===============

Ratio of Earnings of Fixed Charges                  2.62            2.29            1.90             1.64            *


* The Company's earnings were inadequate to cover fixed charges for the year ended December 31, 1993.